EXHIBIT 16.1

         Securities and Exchange Commission
         Washington, D.C.  20549

         Gentlemen:

                  We were previously the principal accountants for Tel-Com Wireless Cable TV Corporation (the "Registrant"), and on March 27, 1998 we reported on the consolidated financial statements of the Registrant as of December 31, 1997 and for the two years ended December 31, 1997 and 1996 we resigned as principal accountants of the Registrant. We have read the Registrant's statements included under Item 4 of its Form 8-K for February 24, 1999 and we agree with the statements contained therein insofar as they relate to our firm.

         Very truly yours,

         /s/ BDO Seidman, LLP

         BDO Seidman, LLP
         Orlando, Florida
         February 25, 1999

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